                                                                    Exhibit 10.2


                     SALES AND MARKETING SERVICES AGREEMENT

               SALES AND MARKETING SERVICES AGREEMENT, dated as of February 28, 2001, and effective as of the Effective Date (as defined in Section 3) (this "Agreement"), by and among NEC Corporation, a Japanese corporation with its principal place of business at 7-1, Shiba 5-chome, Minato-ku, Tokyo 108-8001, Japan ("NEC"), HNSX Supercomputers Inc., a Delaware corporation with its principal place of business at 305 Foster Street, Littleton, MA 01460-2004 ("HNSX"), and Cray Inc., a Washington corporation with its principal place of business at 411 First Avenue South, Suite 600, Seattle, WA 98104-2860 ("Cray"). NEC, HNSX and Cray are sometimes hereinafter collectively referred to as the "parties."

                                    RECITALS

               A. NEC and Cray are parties to a Distribution Agreement, dated as of February 28, 2001 (the "Distribution Agreement"), pursuant to which parties have agreed that Cray shall become the distributor of certain products of NEC upon the terms and subject to the conditions set forth therein.

               B. Cray is interested in obtaining from NEC and/or HNSX certain services listed and described in Schedule A attached hereto commencing from the Effective Date.

               NOW, THEREFORE, the parties, in consideration of the premises and the mutual covenants and agreements contained herein, and intending to become legally bound, hereby agree as follows:

                                    SECTION 1
                    AGREEMENT TO PROVIDE AND OBTAIN SERVICES

               1.1 Definitions. Except as otherwise defined in this Agreement, all capitalized terms shall have the meanings assigned to them in the Distribution Agreement.

               1.2    Scope of Services.

                      (a) NEC or HNSX shall provide to Cray the services described on Schedule A (the "Services") for the period set forth on Schedule A for each such Service, in accordance with the terms, limitations and conditions set forth herein and on Schedule A.

                      (b) If Cray identifies any additional Service it reasonably requires from NEC in order to perform the Distribution Agreement, Cray may request such additional Service and Schedule A will be amended to reflect any agreed additional service; provided, that this Section 1.2(b) shall not require NEC to provide any additional Services without NEC's express written consent, which NEC may withhold in its sole discretion.

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                      (c)    Any amendment, supplement, variation, alteration or
modification to any Service as described on Schedule A shall be made in writing and duly executed by each party.

               1.3 Access. Each party shall take all actions and make available on a timely basis all information and materials reasonably required for the other parties to perform their obligations hereunder. No party shall be liable for any claims, errors or omissions resulting from untimely or incorrect information provided by another party. Each party shall give the other parties access to its premises during regular business hours and at such other times as are reasonably required, after prior consent has been obtained, to the extent reasonably necessary for the other parties to perform their obligations hereunder.

                                    SECTION 2
                    SERVICES; PAYMENT; INDEPENDENT CONTRACTOR

               2.1    Services to be Provided.

                      (a) Unless otherwise agreed in writing by the parties, each party shall use commercially reasonable efforts to perform its obligations hereunder. Notwithstanding anything to the contrary contained herein, no party shall be in default of its obligations hereunder to the extent the inability to perform such obligations arises out of the another party's failure to perform in a timely manner such tasks as are required to be performed to enable the performing party to perform such obligations.

                      (b) NEC and HNSX shall have the right to cease temporarily for maintenance purposes the operation of the equipment or facilities providing any Service whenever they determine in their reasonable and good faith judgment such action is necessary. In the event such maintenance is required, Cray shall be reasonably notified of such maintenance (which notice may be given during or after any emergency maintenance). Notwithstanding the above, NEC or HNSX shall give Cray as much advance notice of any shutdown as is reasonably practicable. Where written notice is not feasible, oral notice may be given. NEC and HNSX shall be relieved of their respective obligations to provide any Service during the period that the necessary equipment or facilities are shut down; provided, that NEC and HNSX shall use commercially reasonable efforts to restart such equipment or reopen such facilities as promptly as practicable.

                      (c) HNSX shall be excused from performance of the Services to the extent that its ability to perform the Services is reduced or eliminated by loss of personnel to Cray, and HNSX shall have no obligation to hire any replacements for departing personnel.

               2.2 Payment. Invoices for Services shall be due 30 days after receipt by the payor. All amounts due on invoices shall be paid in United States Dollars by wire transfer to an account specified by the payee. Invoiced amounts not paid when due shall be subject to late charges for each month and portion thereof that the invoice is overdue, with such late charges


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calculated at the lesser of (i) 18% per annum and (ii) the maximum rate allowed by applicable law.

               2.3 Independent Contractor. All Services required of NEC and HNSX shall be performed by them as independent contractors, and employees of NEC and HNSX providing Services shall at all times be under NEC's and HNSX's sole direction and control. Neither NEC, HNSX nor any other person or entity performing any Services hereunder on behalf of NEC or HNSX shall be deemed for any purpose to be the agent, servant, employee or representative of Cray in the performance of this Agreement. Nothing in this Agreement shall be construed to mean that NEC or HNSX is a partner or a joint venturer of Cray. The relationship under this Agreement of NEC and HNSX on the one hand and Cray on the other hand with respect to the Services shall be that of an independent contractor.

                                    SECTION 3
                                      TERM

               The term of this Agreement shall be conditioned upon and commence upon on the date (the "Effective Date") of the closing under the Stock Purchase Agreement and shall terminate upon the earlier of (i) the expiration of the Distribution Agreement, and (ii) any termination pursuant to Section 5.2 or 5.3; provided that with respect to each Service listed in Schedule A, this Agreement shall terminate as set forth in Section 5.1.

                                    SECTION 4
                                   LIABILITIES

               4.1 Consequential and Other Damages. Neither NEC nor HNSX shall be liable for, and Cray expressly waives any right to recover, whether in contract, in tort (including, but not limited to, negligence and strict liability) or otherwise, any punitive, exemplary, special, indirect, incidental or consequential damages whatsoever, which in any way arise out of, relate to, or are a consequence of, NEC's or HNSX's performance or nonperformance hereunder, or the provision of or failure to provide any Service hereunder, including, but not limited to, loss of profits, business interruptions and claims of customers.

               4.2 Limitation of Liability. In any event, the liability of any NEC Indemnitee (as defined in Section 4.4) which liability shall be several and not joint, with respect to this Agreement or anything done in connection herewith, including, but not limited to, the performance or breach hereof, or from the sale, delivery, provision or use of any Service or product provided under or covered by this Agreement, whether in contract, tort (including, but not limited to, negligence and strict liability) or otherwise, shall not exceed the aggregate of all fees then paid by Cray to NEC under the Maintenance Agreement, dated as of the date hereof, between NEC and Cray, within the twelve months immediately preceding the date of Cray's claim relating thereto.


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               4.3    Obligation to Reperform. In the event that Cray becomes
aware of any material breach of this Agreement by NEC or HNSX with respect to any error or defect in the provision of any Service, and Cray notifies NEC and HNSX of said breach, NEC or HNSX (as applicable) shall promptly make commercially reasonable efforts to correct such error or defect.

               4.4 Indemnity. Cray shall indemnify and hold harmless NEC and HNSX, their respective subsidiaries, affiliates, successors and assigns, directors, officers, shareholders, agents and employees (collectively, the "NEC Indemnitees"), from and against any and all claims, demands, complaints, liabilities, losses, damages, costs and expenses (collectively, "Losses") arising from or relating to the presence of Cray employees, agents or subcontractors on NEC's or HNSX's premises; provided, however, that no NEC Indemnitee shall be entitled to indemnification hereunder to the extent its claim for indemnification shall be finally adjudged to be attributable to its gross negligence, bad faith or willful misconduct, as may be finally determined by arbitration pursuant to Section 6.13. Subject to Sections 4.1 and 4.2, NEC shall indemnify and hold harmless Cray, its subsidiaries, affiliates, successors and assigns, directors, officers, shareholders, agents and employees (collectively, the "Cray Indemnitees"), from and against any and all Losses arising from or relating to the presence of NEC or HNSX employees, agents or subcontractors on Cray's premises; provided, however, that no Cray Indemnitee shall be entitled to indemnification hereunder to the extent its claim for indemnification shall be finally adjudged to be attributable to its gross negligence, bad faith or willful misconduct, as may be finally determined by arbitration pursuant to Section 6.13.

               4.5 Notification and Procedures. In connection with any indemnity hereunder, the indemnified party shall: (i) promptly notify the indemnifying party of any claim or proceeding, or threatened claim or proceeding; (ii) permit the indemnifying party to take full control of such claim or proceeding; (iii) cooperate in the investigation and defense of such claim or proceeding; (iv) not compromise or otherwise settle such claim or proceeding without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed; and (v) take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceeding. In any action in which the indemnifying party assumes control, the indemnifying party shall not enter into any settlement without the prior written consent of the indemnified party, which shall not be unreasonably withheld, conditioned or delayed.

                                    SECTION 5
                                   TERMINATION

               5.1 Termination of Particular Services. This Agreement shall terminate in part with respect to any individual Service on the earlier of the date (i) that such Service terminates in accordance with Schedule A hereto; (ii) Cray cancels such Service by written notice to NEC and HNSX; (iii) NEC and HNSX cancel such Service in accordance with the terms of Schedule A; and (iv) the parties agree in writing to cancel such Service.

               5.2 Termination for Breach. This Agreement may be terminated by Cray if NEC or HNSX materially breaches any provision of this Agreement and such breach is not cured


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within thirty (30) days after written notice from Cray, or if such breach is not susceptible to cure within thirty (30) days, then within a reasonable time thereafter provided that NEC or HNSX, as applicable, begins such cure and diligently pursues such cure within such thirty (30) days. This Agreement may be terminated by NEC and HNSX if Cray materially breaches any provision of this Agreement and such breach is not cured within thirty (30) days after written notice from NEC or HNSX, or if such breach is not susceptible to cure within thirty (30) days, then within a reasonable time thereafter provided that Cray begins such cure and diligently pursues such cure within such thirty (30) days.

               5.3 Termination Upon Certain Events. NEC may terminate this Agreement immediately if (i) Cray files a petition in bankruptcy or makes a general assignment for the benefit of creditors or otherwise acknowledges insolvency, (ii) Cray is adjudged bankrupt or goes into liquidation, (iii) a receiver is appointed for the benefit of Cray, (iv) NEC terminates the Distribution Agreement or (v) there shall occur a Change of Control of Cray. "Change of Control" means (a) (x) the merger or consolidation of Cray into or with one or more entities, (y) the merger or consolidation of one or more entities into or with Cray or (z) a completed tender offer or other business combination if, in the case of (x), (y) or (z), the stockholders of Cray prior to such merger, consolidation or business combination do not retain at least a majority of the voting power of the surviving entity or (b) the involuntary sale, conveyance, exchange or transfer to another entity of (I) the voting capital stock of Cray if, after such sale, conveyance, exchange or transfer, the stockholders of Cray prior to such sale, conveyance, exchange or transfer do not retain at least a majority of the voting power of Cray or (II) all or substantially all of the assets of Cray.

               5.4 Sums Due. In the event of a termination of this Agreement, each party shall be entitled to all outstanding amounts due to it from Services provided by it under this Agreement up to the date of termination.

                                    SECTION 6
                                  MISCELLANEOUS

               6.1 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties; provided, however, that (i) without the consent of the other parties, a party may assign any or all of its rights and delegate any or all its obligations hereunder to any entity controlling, controlled by or under common control with such party, in which event the assigning party shall remain fully liable for the performance of all its obligations hereunder and
(ii) subject to Section 5.3, a successor in interest by merger, by operation of law, or by assignment, purchase or other acquisition of all or substantially all the business of a party may acquire the respective rights and obligations of such party under this Agreement. Any prohibited assignment shall be null and void.


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               6.2    Construction. This Agreement is the result of negotiation
between sophisticated parties and no provision hereof shall be construed against a party solely because that party was responsible for drafting the provision.

               6.3 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof.

               6.4 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

               6.5 Amendment and Waiver. No waiver of any violation or nonperformance of this Agreement in one instance will be deemed to be a waiver of any subsequent violation or nonperformance. All waivers must be in writing and signed by the party making such waiver. This Agreement may not be modified or amended except in writing signed by each party.

               6.6 Notice. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier or personal delivery:

                      (i)    If to Cray:

                             Cray Inc.
                             411 First Avenue South, Suite 600
                             Seattle, WA 98104-2860
                             Telecopy: (206) 701-2218
                             Attention: Kenneth W. Johnson

                             With a copy to:

                             Stoel Rives LLP
                             900 SW Fifth Avenue, Suite 2600
                             Portland, OR 97204-1268
                             Telecopy: (503) 220-2480
                             Attention: Jere M. Webb

                      (ii)   If to HNSX (with a copy to NEC):

                             HNSX Supercomputers Inc.
                             305 Foster Street
                             Littleton, MA 01460-2004


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                             Telecopy: (978)-742-4689
                             Attention: Akira Sekino

                             With a copy to:

                             Paul, Weiss, Rifkind, Wharton & Garrison
                             1285 Avenue of the Americas
                             New York, NY 10019-6064
                             Telecopy: (212) 757-3990
                             Attention: Marc E. Perlmutter, Esq.

                      (iii)  If to NEC:

                             NEC Corporation
                             1-10, Nisshincho
                             Fuchu City
                             Tokyo 183-8501 Japan
                             Telecopy: 81-42-333-6382
                             Attention: General Manager, Supercomputer
                                        Marketing Promotion Division

                             With a copy to:

                             Paul, Weiss, Rifkind, Wharton & Garrison
                             1285 Avenue of the Americas
                             New York, NY 10019-6064
                             Telecopy: (212) 757-3990
                             Attention: Marc E. Perlmutter, Esq.

               All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by a recognized international express courier service, if delivered by courier; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 6.6 designate another address or person for receipt of notices hereunder.

               6.7 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.


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               6.8    Headings. The headings in this Agreement are for
convenience of reference only and shall not limit or otherwise affect the meaning hereof.

               6.9 Choice of Law. This Agreement will be governed by the internal laws of the State of New York without regard to the conflicts of laws principles thereof.

               6.10 Force Majeure. If the whole or any part of the performance by NEC and HNSX of any part of their obligations under this Agreement is prevented, hindered or delayed or otherwise made impracticable by reason of strikes, labor troubles, floods, fires, accidents, earthquakes, riots, explosions, wars, hostilities, acts of government, customs barriers or taxes, export/import control regulations, interruption or shortage of or delay in transportation, inability to obtain key raw materials, components or supplies or other cause of like or different character beyond the reasonable control of NEC or HNSX, NEC and HNSX shall be excused from such performance during the continuance of such contingency and for so long as such contingency shall continue to prevent, hinder or delay such performance. If the contingency specified in this Section 6.10 shall continue for more than six (6) months from its occurrence, any party may terminate this Agreement (subject to Section 5.4) forthwith without any liability by giving a written notice to the other parties.

               6.11   No Third-Party Beneficiaries. Except as provided in
Section 4.4, nothing in this Agreement shall confer any rights upon any person or entity other than the parties and each party's respective successors and permitted assigns.

               6.12 Confidentiality. This Agreement shall be covered by the confidentiality provisions in Section 10.11 of the Stock Purchase Agreement, which shall survive the termination or expiration of this Agreement for a period of two years.

               6.13 Dispute Resolution. Any dispute, controversy or claim arising out of or in connection with this Agreement that the parties are unable to resolve amicably shall be determined and settled by arbitration in London, UK in accordance with the rules then in effect of the International Chamber of Commerce; and the parties hereby consent to the jurisdiction thereof. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in a court having competent jurisdiction.

               6.14   Survival. Sections 4.1, 4.2, 4.4, 4.5, 5.4 and 6 shall
survive the expiration or termination of this Agreement.



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               IN WITNESS WHEREOF, the parties have executed this Sales and
Marketing Services Agreement as of the date first written above.

                                        CRAY INC.


                                        By: /s/ James E. Rottsolk
                                            -----------------------------------
                                            Name: James E. Rottsolk
                                            Title: President and CEO


                                        NEC CORPORATION


                                        By: /s/ Kazuhiko Kobayashi
                                            -----------------------------------
                                            Name: Kazuhiko Kobayashi
                                            Title: Senior Vice President


                                        HNSX SUPERCOMPUTERS INC.


                                        By: /s/ Akira Sekino
                                            -----------------------------------
                                            Name: Akira Sekino
                                            Title: President and CEO







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                                   SCHEDULE A
                                       to
                     SALES AND MARKETING SERVICES AGREEMENT

A. Marketing Coordination Board. As soon as practicable following the Effective Date, the parties shall establish a Marketing Coordination Board (the "Board") composed of one representative of each party. The Board shall exist throughout the term of this Agreement and shall coordinate all aspects of the performance of this Agreement, which performance the parties intend to commence as soon as practicable following the Effective Date.

B. NEC Support. The parties anticipate that HNSX will require NEC's assistance to perform certain of its obligations hereunder and that NEC shall use commercially reasonable efforts to provide such assistance; provided, that in no event shall NEC be liable for any obligations of HNSX hereunder.

C.      Marketing Support During the Initial Period.

               During the twelve (12) month period following the Effective Date (the "Initial Period"), NEC and HNSX will provide Cray with the following assistance in connection with the marketing, sale, installation and support by Cray of the Products.

               1. Pre-Sales and Marketing Support.

                      NEC and HNSX shall provide pre-sales and marketing support to Cray during the Initial Period on the terms and conditions set forth below:

                      1.1 Sales Product Training. Beginning within 30 days of the Effective Date, HNSX shall, without charge to Cray, train a reasonable number of Cray sales and marketing personnel in the descriptions, specifications, features and functions of the Products. Training shall take place at Cray facilities except where access to the Products at HNSX facilities is required. Cray shall bear the cost of travel, lodging and per diem expenses for Cray personnel receiving training. Cray shall provide appropriate training materials and tools (e.g. classroom aids, presentations and other materials); provided, that HNSX shall work with Cray to provide the content of the materials.

                      1.2 Pre-Sale Support. At the request of Cray and at times to be mutually agreed, HNSX shall provide pre-sale marketing support to Cray's sales and marketing personnel to assist in the promotion of the Products. This support may, as mutually agreed, (a) be provided electronically or through direct visits with Cray personnel to prospect and customer sites, and (b) include product presentations, product roadmap reviews, applications descriptions and/or technical capability explanations.

                      1.3 Benchmarking and Performance Optimization. HNSX will provide benchmarking and performance optimization assistance in support of Cray sales activities. HNSX and a designated Cray representative shall develop mutually agreeable schedules and effort specifications/task definition for the accomplishment of this activity. Cray shall be responsible for prioritizing Cray employees' requests for use of this support.

                      1.4 ISV Application Benchmarking. Cray shall bear primary responsibility for ISV application benchmarking. Upon request by Cray and on a priority schedule established by NEC, NEC will assist in this activity. NEC shall assign to Cray any site licenses held by NEC that are necessary in connection with this Section 1.4 (subject to obtaining necessary third party consents) and Cray shall be responsible for obtaining any necessary site licenses that are not held by NEC.

                      1.5 Benchmark Systems. NEC shall make available the SX-5 Series systems installed at NEC facilities in The Woodlands, Texas and, as reasonably available (subject to other NEC commitments), SX-5 and SX-5X Series systems installed in Japan for the performance of benchmarks by Cray. The parties will discuss in good faith and mutually agree on the scheduling of these benchmarks based on overall system usage commitments, effort definition and support resource availability.

                      1.6 Promotional Activities. The Board will plan and implement a sales promotional program for the Products, including new product announcements, trade show schedules, advertisements, public/press relations, conference/seminar participation and sponsorship programs.

                      1.7 Marketing and Collateral Material. NEC shall advise Cray of the Product sales collateral material available or planned for development. Cray may then (a) request a reasonable supply of the material "as is", (b) request that the Cray logo be applied for a new printing or (c) request mechanicals or an electronic version for printing by Cray, in either case at Cray's expense. The collateral material shall be in English and shall be at least equivalent in scope to those provided to NEC's other distributors and customers. Through the Board Cray may participate with NEC in development of sales collateral material format, content and appearance.

                      1.8 Promotional Activities Cost Sharing. NEC and Cray shall share the costs of the activities conducted pursuant to Sections 1.6 and
1.7 (the "Promotional Costs") as follows: (i) NEC shall pay the first $* of Promotional Costs, (ii) NEC and Cray shall each pay one-half of the next $* of Promotional Costs, and (iii) Cray shall pay all subsequent Promotional Costs.

                      1.9 Proposal Development. HNSX shall assist Cray in the development of sales proposals, including recommendations regarding equipment and software configurations (collectively, "Sales Proposals") for use within the Exclusive Territory. Cray may request HNSX's assistance with the development of Sales Proposals for use outside the Exclusive Territory, which request HNSX may fulfill in its sole discretion.


--------
* Confidential material has been intentionally omitted at this point pursuant to a request for confidential treatment, and such material has been filed separately with the Securities and Exchange Commission.

               2. Post-Sale Support.

                      NEC and HNSX shall provide the following post-sale support to Cray during the Initial Period on the terms and conditions set forth below.

                      2.1 Site Physical Planning. HNSX shall provide a field service engineer to assist Cray and customer personnel in physical and environmental planning for installation sites.

                      2.2 Installation Support. HNSX shall provide installation assistance to Cray including unpacking, equipment positioning, cable stringing, power-up and performance of test and diagnostic routines and software installation.

                      2.3 Software Training. HNSX and Cray shall develop a mutually agreed schedule for training of post sale software analysts. Training will include SUPER-UX Operating System, Compilers, Tools, Libraries and Programming Aids.

                      2.4 Consultation on Applications Conversion and Optimization. HNSX will consult with Cray as reasonably needed to assist in the conversion and optimization of customer applications.

                      2.5 Technical Documentation. NEC shall provide to Cray reasonable quantities of available technical documentation in English in either electronic or hard copy form, including installation manuals, hardware and software technical specifications and programming documentation.

D.      Continuing Marketing Support.

                      After the Initial Period, and during the term of the Distribution Agreement, NEC shall provide Cray with sales and marketing assistance on the terms and conditions set forth below:

                      1.1 Competitiveness. As part of NEC's formal high performance computer development function, Cray and NEC will meet to discuss products and market requirements for current and future products.

                      1.2 Benchmark System Availability. Cray will purchase from NEC a SX-5X to be used for benchmarking purposes. If Cray requires benchmarking capacity on a larger system, NEC will, subject to advance scheduling and task effort specification, make available a NEC system resource and support person either remotely or on location. In the event that Cray needs to benchmark a SX-5X prior to the date on which NEC delivers Cray's SX-5X, NEC shall make available (subject to other NEC commitments) a SX-5X system installed in Japan for the performance of benchmarks by Cray. The parties will discuss in good faith and mutually agree on the scheduling of these benchmarks based on overall system usage commitments, effort definition and support resource availability. The cost of system usage, telecommunications, courier service and travel, lodging and per diem for Cray personnel incurred in connection with the activities conducted under this Section 1.2 will be borne by Cray.

                      1.3 Prospect/Customer Visits to Japan. NEC will accommodate visits by Cray prospects and customers to NEC facilities on a scheduled, best efforts basis, subject to availability of NEC personnel. Travel, per diem and lodging costs will be borne by Cray.

                      1.4 Promotional Activity Coordination. At least yearly, NEC will provide Cray with its promotional agenda and schedule.

                      1.5 Marketing and Promotional Literature. NEC will provide to Cray without charge a reasonable number of copies of marketing and promotional brochures, product briefs, product descriptions, marketing aids and the like relating to the Products at such time and in such languages as NEC makes them generally available to its direct high performance computing system sales and marketing organizations throughout the world.

                      1.5.1. Cray may use the marketing and promotional literature to prepare Cray-specific marketing and promotional literature.

                      1.5.2. Cray shall take all appropriate legal measures to protect NEC's copyright and other rights in the marketing and promotional literature provided to Cray under this Agreement, and the use of such literature shall be governed by Section 13 (Trademarks) of the Distribution Agreement to the extent that it contains NEC trademarks.

                      1.5.3. If Cray adds to or otherwise modifies the marketing and promotion literature, Cray should provide to NEC a reasonable number of copies of the modified or added literature.

               2. Post-SX-5X Sales and Marketing Support. In the event that NEC introduces a successor supercomputer system to the SX-5X, the parties anticipate that they will engage in sales and marketing support activities similar to the type contemplated by this Agreement with respect to such system upon commercially reasonable terms to be mutually agreed.